EXHIBIT 10.1

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of October, 2004, by and between Kelley Farms Racing, LLC, a Florida limited liability company (“KFR LLC”) and Churchill Downs Incorporated, a Kentucky corporation (“CDI”).

        WHEREAS, CDI is (i) the owner of twenty four (24) units of the membership interests of Kentucky Downs, LLC, a Kentucky limited liability company formerly known as BC Racing Group, LLC (“KD LLC”) which currently operates a racetrack at a facility located at Interstate 65, Exit #2, Franklin, Kentucky (the “Facility”), (ii) a party to that certain Management Agreement dated July 15, 1997 by and among CDI, Turfway Park Racing Association, Inc. and BC Racing Group, LLC (the “Management Agreement”) pursuant to which CDI has a right to receive the “Racetrack Management Fee” and, if alternative forms of gaming are commenced at the Facility, the “Alternative Gaming Management Fee” (both such terms are defined in Section 9 of the Management Agreement), and (iii) the holder of that certain promissory note of BC Racing Group, LLC dated July 11, 1997 in principal face amount of $1,822,916.67 plus several other notes (and all interest accrued thereon) as are described on Exhibit A attached hereto (the “KD Notes”);

        WHEREAS, KFR LLC desires to acquire nineteen (19) of CDI’s twenty four (24) units of KD LLC, a proportionate amount of the KD Notes, and CDI’s rights and interest in the Management Agreement (collectively the “CDI Member Interest”);

        WHEREAS, KFR LLC and CDI agree that the CDI Member Interest has a value of $3,200,000;

        WHEREAS, Brad Kelley, an individual (“Kelley”), is the sole member of Bison Capital, LLC and Bison Capital, LLC is the sole member of KFR LLC;

        WHEREAS, CDI desires to acquire a number of shares of CDI common stock held by Kelley necessary to reduce Kelley’s percentage ownership of CDI’s total issued and outstanding shares from 8.77% to 4.9%; and

        WHEREAS, KFR LLC shall deliver 86,886 of Kelley’s shares of CDI common stock (the “Kelley Shares”) to CDI at Closing (a number of shares equal to $3,200,000 divided by the average per share closing price on the Nasdaq national market of one share of CDI’s common stock for the ten (10) trading days immediately prior to the Closing).

        NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.        Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below): (i) CDI will sell, transfer and convey the assets comprising the CDI Member Interest to KFR LLC and (ii) KFR LLC, on behalf of Kelley, will sell, transfer and convey the Kelley Shares to CDI and will assume all of CDI’s obligations under the Management Agreement.

        2.        Additional Consideration. As additional consideration for the CDI Member Interest, if (i) Alternative Gaming Legislation (as defined below) is enacted by the Kentucky General Assembly and signed into law by the Governor of Kentucky or becomes law without the Governor’s signature (or, if Alternative Gaming is legalized via litigation, as of the date of a favorable, non-appealable judicial decision allowing Alternative Gaming) and, in any case, not earlier than the date the Facility has the immediate right to be issued a gaming license under such legislation or court order, without any legal impediment beyond the control of the Facility to initiate operations (the “Effective Date”) on or prior to the date which is five (5) years from the date of the Closing and (ii) other than the business then operated at the Facility, there is not another business eligible to host Alternative Gaming (as defined below) anywhere within an eighty (80) mile radius of the Facility, then, within ten (10) business days of the Effective Date, KFR LLC shall pay TWO MILLION DOLLARS ($2,000,000) in immediately available funds to CDI (the “Effective Date Payment”).

        Further, as additional consideration for the CDI Member Interest, if, within five (5) years of the date of the Closing, any Alternative Gaming has commenced at the Facility (such commencement to be the date on which the first patron wages money on an Alternative Gaming activity, i.e., the first coin drop), then, within ten (10) business days after such date, KFR LLC shall pay TWELVE MILLION DOLLARS ($12,000,000) to CDI in immediately available funds (the “Commencement Date Payment”), provided, however, if: the Alternative Gaming Legislation authorizes less than 750 electronic devices at the Facility, the Commencement Date Payment will be equal to the number of authorized electronic devices multiplied by $16,000.

        “Alternative Gaming” means any gaming activity other than bingo or pari-mutuel wagering on live (or replays of live) or simulcast horse racing.

        “Alternative Gaming Legislation” means any legislation which authorizes Alternative Gaming at the Facility.

        3.        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wyatt, Tarrant & Combs, LLP, in Louisville, Kentucky commencing at 10:00 a.m. local time no later than five (5) days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby or such other date as the parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than October 18, 2004. At the Closing, (i) KFR LLC shall deliver to CDI a certificate signed by Kelley, certifying that Kelley is the sole record and beneficial owner of the Kelley Shares and he has good, valid and marketable title to the Kelley Shares and that they are upon transfer to CDI free and clear of all claims, liens, pledges, restrictions and encumbrances whatsoever, in substantially the form attached hereto as Exhibit B; (ii) KFR LLC will execute and deliver to CDI a certificate certifying that the representations of KFR LLC set forth in Section 4 below are true, accurate and complete on and as of the Closing; (iii) CDI will execute and deliver to KFR, LLC a certificate certifying that the representations of CDI set forth in Section 5 below are true, accurate and complete on and as of the Closing; (iv) KFR LLC will deliver the Kelley Shares to CDI, including any certificate evidencing the shares, and also including the stock power attached hereto as Exhibit C executed by Kelley in favor of CDI; (v) CDI will deliver nineteen (19) units of the membership interests of KD LLC to KFR LLC, including any certificate evidencing such membership interests and the transfer of membership interests instrument attached hereto as Exhibit D executed by CDI in favor of KFR LLC; (vi) CDI will deliver to KFR LLC resolutions of the members and management committee of KD LLC amending the KD Operating Agreement and approving the transaction contemplated by this Agreement substantially in the form as attached hereto as Exhibit E; (vii) CDI will deliver to KFR LLC a new promissory note issued by KD LLC and payable to KFR LLC in substantially the form attached hereto as Exhibit F; (viii) KFR LLC will deliver to CDI a new promissory note issued by KD LLC and payable to CDI in substantially the form attached hereto as Exhibit G; (ix) CDI will deliver a fully executed amendment to the Management Agreement, in substantially the form attached hereto as Exhibit H; and (x) KFR LLC will execute and deliver the Pledge Agreement substantially in the form attached hereto as Exhibit I (the “Pledge Agreement”).

        4.        Representations and Warranties of KFR LLC. KFR LLC represents and warrants to CDI that the statements contained in this Section 4 are true and correct as of the date hereof.

                A.        Authority. Upon the execution and delivery hereof by KFR LLC, this Agreement will constitute the legal, valid, and binding obligation of KFR LLC, enforceable against KFR LLC in accordance with its terms. KFR LLC has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Other than the consents (or waivers) of the other members of KD LLC which are required pursuant to the Operating Agreement of KD LLC prior to the transfer of the KD Units (the “KD Consents”), KFR LLC is not or will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

                B.        No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will violate or conflict with or constitute a default under any mortgage, indenture, contract, agreement, license, permit, instrument, or trust or any order or ruling of any governmental authority to which KFR LLC is a party or by which KFR LLC is bound.

                C.        Investment Experience. KFR LLC is organized in the State of Florida. Kelley is the sole member of Bison Capital, LLC and Bison Capital, LLC is the sole member of KFR LLC. KFR LLC acknowledges that it can bear the economic risk of this investment, and has such knowledge and experience in evaluating and investing in private placement transactions of securities and in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

                D.        Accredited Investor. KFR LLC is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

                E.        Receipt of Information. KFR LLC believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the CDI Member Interest. KFR LLC further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the CDI Member Interest and the business, properties, and financial condition of KD LLC and the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to KFR LLC or to which KFR LLC had access.

        5.        Representations and Warranties of CDI. CDI represents and warrants to KFR LLC that the statements contained in this Section 5 are true and correct as of the date hereof.

                A.        Corporate Standing. CDI is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky. CDI has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted, to execute, deliver and perform this Agreement.

                B.        Authority. Upon the execution and delivery hereof by CDI, this Agreement will constitute the legal, valid, and binding obligations of CDI, enforceable against CDI in accordance with its terms. CDI has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except for the approval of its Board of Directors, the consent of its primary lender, the KD Consents and any listing requirement of the Nasdaq national market, CDI is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

                C.        No Conflict. Neither the execution and delivery of this Agreement by CDI nor the consummation or performance of any of the transactions by CDI contemplated by this Agreement will give any person the right to prevent, delay, or otherwise interfere with any of the transactions pursuant to: (i) any provision of CDI’s Articles of Incorporation or Bylaws; (ii) any resolution adopted by the board of directors or the stockholders of CDI; (iii) any legal requirement or order of any court or other governmental body to which CDI may be subject; or (iv) any contract to which CDI is a party or by which CDI may be bound.

                D.        Good Title. CDI is the sole record owner of the CDI Member Interest and has good and valid title to the assets comprising the CDI Member Interest. The CDI Member Interest is, and upon transfer to KFR LLC pursuant to this Agreement will be, free and clear of all claims, liens, pledges, restrictions and encumbrances whatsoever, other than any transfer restrictions under the Operating Agreement of KD LLC or under applicable securities laws.

        6.        Pre-Closing Covenants. The parties agree as follows with respect to the period between the date hereof and the Closing:

                A.        Each of the parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 7 below).

                B.        Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals referred to in Section 4.A and Section 5.B above.

                C.        Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement, including using commercially reasonable efforts to ensure timely satisfaction of the conditions precedent to each party’s obligations hereunder. Neither party shall, without the prior written consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

        7.        Conditions to Obligation to Close.

                A.        Conditions to Obligation of CDI. The obligation of CDI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

[1] CDI’s Board of Directors shall have approved this Agreement and the transactions contemplated hereby;

[2] CDI shall have received the consents and/or approvals described in Section 5.B;

    [3]        the qualification or exemption of the sale and redemption of the Kelley Shares, and the sale, transfer and assignment of the CDI Member Interest, under any applicable securities laws and regulations;

[4] no injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement shall be in existence;

[5] the representations and warranties of KFR LLC set forth in Section 4 shall be true, accurate and complete as of the Closing Date; and

[6] the transaction contemplated by that certain Stock Redemption Agreement dated as of the date hereof by and between CDI and Kelly shall close simultaneously with the Closing hereof.

CDI may waive any condition specified in this Section 7.A if it executes a writing so stating at or prior to the Closing.

                B.        Conditions to Obligation of KFR LLC. The obligation of KFR LLC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

[1] no injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement shall be in existence;

[2] the representations and warranties of CDI shall be true, accurate and complete as of the Closing Date; and

[3] the KD Amendment shall have been adopted so as to be effective as of the date of the Closing.

KFR LLC may waive any condition specified in this Section 7.B if KFR LLC executes a writing so stating at or prior to the Closing.

        8.        Post-Closing Covenants. With respect to the period from and after the Closing, the parties agree as follows:

                A.        KFR LLC shall use its influence to cause KD LLC to actively pursue passage of Alternative Gaming Legislation.

                B.        KFR LLC agrees to not purposefully delay the commencement of Alternative Gaming to a date beyond the five (5) year anniversary of the date of the Closing in order to avoid paying the amounts described above to CDI, and KFR LLC agrees not to take any action to cause KD LLC or the business then operating on the grounds of the Facility, to purposefully delay the commencement of Alternative Gaming in order to avoid such payments.

        9.        Default. In the event that KFR LLC defaults in the prompt payment and performance of all liabilities, obligations, covenants and duties owing by KFR LLC to CDI under and pursuant to this Agreement (the “Obligations”), including without limitation, all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of CDI incurred in the enforcement or collection of the Obligations, then CDI’s exclusive remedy shall be as set forth in the Pledge Agreement.

        10.        Indemnification. Each of CDI and KFR LLC shall indemnify, defend and hold harmless the other and such other party’s respective directors, officers, employees, agents, successors and assigns from and against all losses, liabilities, damages, deficiencies, demands, claims, suits, actions, causes of action, judgments, settlements, assessments, costs of investigation and other expenses (including but not limited to fees, disbursements and other reasonable charges of attorneys, accountants, consultants, experts and other professional advisers, interest and penalties) based upon, arising out of or otherwise in respect of any breach or failure or nonfulfillment of any representation, warranty, covenant, undertaking or agreement of such party contained in this Agreement. Without limiting the generality of the foregoing, KFR LLC shall indemnify and hold CDI harmless from any and all liability related to or arising from the Management Agreement.

        11.        Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transaction contemplated hereby will be issued, if at all, at such time and in such manner as CDI and KFR LLC jointly determine, provided that CDI may make such disclosure, after consulting with KFR LLC, if such disclosure is required by applicable law or regulation, including the rules of the Nasdaq national market.

        12.        Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand or registered United States mail (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

if to “CDI” Churchill Downs Incorporated 700 Central Avenue Louisville, Kentucky 40208 Attention: President Facsimile No.: (502) 634-4456
with a copy to: Churchill Downs Incorporated 700 Central Avenue Louisville, Kentucky 40208 Attention: General Counsel Facsimile No.: (502) 636-4439
if to “KFR LLC” Kelley Farms Racing, LLC c/o Greg Betterton 981 Ridgewood Avenue, #101 Venice, FL 34285 Facsimile No.: (941) 483-4992

        13.        Confidentiality. Each party will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of such party to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by legal proceedings or law.

        14.        Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

        15.        Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        16.        Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by CDI and KFR, LLC.

        17.        Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        18.        Governing Law. This Agreement will be governed by the laws of the Commonwealth of Kentucky without regard to conflicts of laws principles.

        19.        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

“CSI” CHURCHILL DOWNS INCORPORATED
By:/s/ Rebecca C. Reed Its: Secretary

“KFR LLC” KELLEY FARMS RACING, LLC
By:/s/ Greg Betterton Its: Manager

Exhibit A

Schedule of KD Notes

As of September 30, 2004

Note	Date	Principal	Accrued Interest (not yet added to principal)

Note #1	09/2002	$148,066.19	$1,458.35

Note #2	09/2003	$103,252.23	$1,016.96

Note #3	09/2000	$95,849.83	$944.06

Note #4	09/2001	$81,103.68	$798.82

Note #5	initial	$2,876,124.42	$28,327.86

Note #6	09/2004	$48,000.00	$92.05

Totals		$3,352,396.35	$32,638.10

        Total amount of principal owed to CDI as of September 30, 2004 = $3,352,396.35

        Total accrued interest as of September 30, 2004 = $32,638.10

        Total principal and interest owed to CDI as of September 30, 2004 = $3,385,034.45

        Daily interest at 4.75% on $3,352,396.35 = $436.27

Total amount of new Note payable to KFR LLC is 19/24 of $3,385,034.45 which is $2,679,818.94 (add $345.38 for each day between 9/30/04 and the Closing, so if the Closing is October 18, 2004, the total would be $2,679,818.94 plus (18 x $345.38) or $2,686,035.78).

Total amount of new Note payable to CDI is 5/24 of $3,385,034.45 which is $705,215.51 (add $90.89 for each day between 9/30/04 and the Closing, so if the Closing is October 18, 2004, the total would be $705,215.51 plus (18 x $90.89) or $706,851.53.

Exhibits to the Purchase Agreement have been intentionally omitted because they are not material. The registrant agrees to furnish such omitted exhibits supplementally to the Commission upon request.